Exhibit 11



CONSENT OF INDEPENDENT AUDITORS


Valley Forge Capital Holdings Total Return Fund, Inc.


We consent to the use in Post-Effective Amendment No. 2 to Registration Statement No. 33-79068 of our report dated March 13, 1997 appearing in the Annual Report, dated December 31, 1996, which has been incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




/s/ Deloitte & Touche, LLP
----------------------------
Deloitte & Touche, LLP


Richmond, Virginia
April 14, 1997